EXHIBIT 23(i)

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Penn Engineering & Manufacturing Corp. of our report dated January 27, 1999, included in the 1998 Annual Report to Stockholders of Penn Engineering & Manufacturing Corp.

We also consent to the incorporation by reference of our report dated January 27, 1999 with respect to the consolidated financial statements of Penn Engineering & Manufacturing Corp. incorporated by reference in this Annual report (Form 10-K) for the year ended December 31, 1998, in the following registration statements:

          Penn Engineering & Manufacturing Corp. 1996 Equity Incentive Plan Form S-8 Registration Statement (Registration No. 333-20101); and

          Penn Engineering & Manufacturing Corp. 1996 Employee Stock Purchase Plan Form S-8 Registration Statement (Registration No. 333-13073).




/s/ Ernst & Young LLP
Philadelphia, Pennsylvania


March 30, 1999